Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is entered into as of this 19th day of March 2026 (the “Agreement Date”), by and among: (i) David Elliot Lazar, an individual, whose address is 44, Tower 100 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama 07196 (“Seller”), (ii) Yun Yao, an Australian citizen and an individual, as the lead investor (“Lead Purchaser”), and (iii) each of the undersigned purchasers (each a “Purchaser,” and collectively with the Lead Purchaser, the “Purchasers”). Seller and Purchasers may be referred to herein as the “Parties” and each of them separately as a “Party.”

WHEREAS, Seller, an officer and director of Issuer, is the holder of (i) 300,000 shares of Series AA Convertible Non-Redeemable Preferred Stock, par value $0.01 per share (the “Series AA Preferred Stock”), of Indaptus Therapeutics, Inc., a Delaware corporation (the “Issuer” and, together with its Subsidiaries, the “Group”) (each share of Series AA Preferred Stock shall be convertible into 20 shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”)) and (ii) 700,000 shares of Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.01 per share (the “Series AAA Preferred Stock”), of the Issuer (each share of Series AAA Preferred Stock shall be convertible into 150 shares of Common Stock);

WHEREAS, the Purchasers propose to purchase, and the Seller proposes to sell: (i) all of his interest and rights in the 700,000 shares of the Series AAA Convertible Non-Redeemable Preferred Stock (the “Sold Series AAA”); and (ii) all of his interest and rights to 196,800 shares of the Series AA Convertible Non-Redeemable Preferred Stock (the “Sold Series AA”, together with the Sold Series AAA, the “Preferred Securities”), as well as all of the Seller’s rights, titles and interest in the portion of that certain Securities Purchase Agreement dated as of December 22, 2025, between Seller and Issuer, dealing with the Series AAA Preferred Stock and Series AA Preferred Stock, pursuant to which, inter alia, the Seller has acquired the Series AA Preferred Stock and the Series AAA Preferred Stock (the “Series AA and AAA SPA”; and together with the Preferred Securities, the “Investment Assets”), all pursuant to this Agreement (collectively, the “Transactions”);

WHEREAS, five percent (5%) of the Purchase Price shall be held in escrow, with such portion of the Purchase Price to be held, applied and released in accordance with the terms of this Agreement and the Escrow Agreement (as defined herein);

WHEREAS, pursuant to the Certificate of Designations, Preferences and Rights of the Sold Series AA (the “AA CoD”), upon compliance with the provisions therein and further to the Issuer’s stockholders approval of each of (A) an increase in the number of authorized shares of Common Stock to enable the Issuer to issue all of the shares of Common Stock that are issuable upon the conversion of the Sold Series AA, that is issued and outstanding, and (B) the conversion of the Sold Series AA and any Sold Series AAA that is issued and outstanding into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Stockholder Approvals”), and further to the Issuer’s filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”) evidencing such stockholder approval, the holder of the Sold Series AA shall be entitled, at its option, at any time and from time to time, to convert each shares of Sold Series AA into 20 shares of Issuer’s Common Stock, as more fully detailed in the AA CoD (the “AA Conversion Stock”); and

WHEREAS, pursuant to the Certificate of Designations, Preferences and Rights of the Sold Series AAA (the “AAA CoD”), upon compliance with the provisions therein and further to the Stockholder Approvals, and the Issuer’s filing of the Charter Amendment evidencing such Stockholder Approval, the holder of the Sold Series AAA shall be entitled, at its option, at any time and from time to time, to convert each shares of Sold Series AAA into 150 shares of Issuer’s Common Stock, as more fully detailed in the AAA CoD (the “AAA Conversion Stock”, together with the AA Conversion Stock and Preferred Securities, the “Securities”). The Securities together with the Investment Assets, are referred to as the “Sold Assets”; and

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Definitions and Interpretation.

(a) Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

(b) Recitals. The Recitals in this Agreement are hereby incorporated in this Agreement and made part of the agreement of the Parties.

(c) References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars.

2. Agreement to Purchase and Sell.

(a) Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Purchasers, and Purchasers shall purchase from Seller, the Sold Assets, free and clear of all Encumbrances, for the consideration specified in Section 3 and in the amounts set forth on Schedule 1 hereto, and by doing so, Seller shall be deemed to have assigned all of his rights, title and interest in and to the Sold Assets to Purchasers, together with all rights attaching or accruing to them including, in particular but without limitation, the right to receive all dividends and distributions declared, made, or paid on or after the Agreement Date, assuming the Purchase Price is paid in accordance with this Agreement. Such sale of the Securities shall be evidenced by book entry statements thereof or stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the Lead Purchaser (including the proper transfer documents (including, to the extent reasonably requested by the Lead Purchaser), the “Stock Transfer Documents”), and a duly executed deed of assignment of the Series AA and AAA SPA (the “Series AA and AAA SPA Assignment”; and, together with the Stock Transfer Documents, the “Closing Transfer Documents”).

(b) Adjustment to Securities. The Securities purchased pursuant to this Agreement shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of the shares of Common Stock outstanding after the Agreement Date and prior to the Closing Date so as to provide the Purchasers with the same economic effect as contemplated by this Agreement prior to such event.

3. Consideration. In consideration for the sale of the Sold Assets, the Purchasers shall deliver, promptly following the Agreement Date, to Continental Stock Transfer and Trust Company (the “Escrow Agent”), pursuant to the terms of an escrow agreement with a 6-month term (subject to extension for any outstanding claims), substantially in the form attached hereto as Exhibit A (“Escrow Agreement”), Eleven Million Two Hundred Thousand US Dollars (USD $11,200,000) to be held in an account until released in accordance with the Escrow Agreement (the “Escrow Account”).

(a) Disbursement. The Purchase Price shall be disbursed/released by the Escrow Agent to the Seller pursuant to the Escrow Agreement in amount equal to Eleven Million Two Hundred Thousand US Dollars (USD $11,200,000), less the Holdback Amount (as defined in Section 3(c)), and less any Excess Director Payments (as defined herein and pursuant to Section 4(b)(ii)), if any, on the Closing Date (such amount the “Closing Date Payment”). The Holdback Amount will be released to the Seller in accordance with the Escrow Agreement.

(b) Refund Obligation. If this Agreement is terminated for any reason pursuant to Section 10, the Seller shall immediately refund the full amount of the Purchase Price to the Purchasers via wire transfer to an account or accounts designated by the Lead Purchaser. The Purchaser’s right to the return of the Purchase Price under this Section shall not be the Purchaser’s sole and exclusive remedy for a material breach by the Seller. The Purchaser shall be entitled to pursue any and all other remedies available at law or in equity.

(c) Holdback Amount. At the Closing, an amount equal to five percent (5%) of the Purchase Price, equal to $560,000 (the “Holdback Amount”) shall be withheld from the Purchase Price otherwise payable to Seller and maintained in the Escrow Account until released pursuant to the Escrow Agreement.

(d) Purpose of Holdback. The Holdback Amount shall be available to satisfy any Losses (as defined in Section 7) incurred by Purchasers, the Issuer or their respective Affiliates arising out of or resulting from:

(i) any breach of any representation or warranty of Seller contained in this Agreement or in any Transaction Document;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement or in any Transaction Document;

(iii) any liabilities, obligations, Indebtedness, accounts payable, accrued expenses, contingent liabilities or other payment obligations of the Issuer or any of its Subsidiaries existing as of the Closing Date that were not (i) disclosed in, or reflected in, the Issuer’s most recent audited financial statements for the fiscal year ended December 31, 2025, prepared in accordance with GAAP (the “2025 Audited Financial Statements”) or described in the Flow of Funds attached hereto as Exhibit B; and

(iv) any third-party claims, Governmental Authority inquiries or Proceedings relating to events, facts or circumstances occurring on or prior to the Closing Date.

(e) Claim Procedure. Purchasers may make a claim against the Holdback Amount by delivering written notice to Seller on or prior to the date that is six (6) months following the date of the filing of the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Holdback Release Date”), specifying in reasonable detail the basis for and estimated amount of such claim (each, a “Claim Notice”). Any amounts subject to a timely delivered Claim Notice shall remain in the Escrow Account until the applicable claim is fully resolved either by mutual written agreement of the Parties or by a final, non-appealable judgment or Governmental Order, following which the Escrow Agent shall disburse such amounts in accordance with such agreement or determination.

(f) Release of Holdback. On the Holdback Release Date, the Escrow Agent shall release to Seller the remaining balance of the Holdback Amount then held in the Escrow Account that is not subject to any pending Claim Notice timely delivered prior to such date, in accordance with the terms of the Escrow Agreement.

(g) Limitation on Remedy. Except in the case of fraud or willful misconduct by Seller, the portion of any Losses described in Section 3(d) up to the amount then remaining in the Escrow Account shall be satisfied solely from the Escrow Account, and Seller shall have no liability in respect of such portion of such Losses in excess of the amounts then remaining in the Escrow Account; provided, that nothing in this Section 3(g) shall limit Purchasers’ or the Issuer’s rights to seek recovery under Article 7 for any Losses described in Section 3(d) to the extent such Losses exceed the amount then remaining in the Escrow Account.

4. Closing; Deliverables.

(a) Closing. Subject to the conditions stated in this Agreement, the Closing shall be held on or before March 20, 2026, subject to written confirmation from the Issuer that the Securities are registered in the name of Purchasers (the “Closing” and the date of such Closing, the “Closing Date”), subject to completion of the closing conditions set forth in Section 9, receipt by the Purchasers and the Escrow Agent of the Closing Transfer Documents, or other instruments of transfer in form and substance reasonably satisfactory to the Lead Purchaser. For accounting and computational purposes, the Closing will be deemed to have occurred at 12:01 a.m. (Eastern Time) on the Closing Date. Closing shall be held via a remote, escrow-style closing through the Party’s respective counsel, and/or at such other place or using such other reasonable methods as mutually agreed upon by the Parties.

(b) At the Closing:

(i) Seller shall cause the Issuer to deliver to Purchasers evidence of Purchasers’ respective ownership of the Securities, as more fully detailed in Schedule 1 attached hereto, free and clear of any Encumbrances (as defined herein) including the (A) documentation pursuant to which Seller received the Securities; (B) any documentary evidence of the due recordation in the Issuer’s share register of Purchasers’ full and unrestricted title to such Securities; (C) this Agreement duly executed by the Seller; (D) the Series AA and AAA SPA Assignment duly executed by Seller; and (E) such other documents as may be required under applicable law or reasonably requested by Lead Purchaser;

(ii) Intentionally Omitted.

(iii) Purchasers shall cause the Escrow Agent to deliver to the Seller the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Lead Purchaser. Seller shall provide the account details to the Purchasers and Escrow Agent no later than 2 Business Days prior to the Closing Date.

(iv) Purchasers shall pay, on behalf of the Issuer or Seller, the Excess Director Payments (which will be reflected as an adjustment to the Purchase Price) set forth in the Issuer’s Flow of Funds described in Exhibit B hereto (the “Flow of Funds”).

5. Representations and Warranties of Seller. As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchasers, as of the Agreement Date and as of the Closing, as set forth below. “Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification for Seller, means the actual or constructive knowledge of Seller, after due inquiry.

(a) Authority. Seller has the right, power, authority, and capacity to execute and deliver this Agreement, consummate the transactions contemplated hereby, and perform his obligations under this Agreement. Subject to execution and delivery by Purchasers, this Agreement constitutes the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof.

(b) Ownership.

(i) Seller is the sole record and beneficial owner of the Sold Assets, which is equal to 96.2% of the issued and outstanding Equity Securities of Issuer, on an as-converted basis, has good and marketable title to the Sold Assets, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable Securities Laws, and has or will have full legal right and power to sell, transfer and deliver the Sold Assets to Purchasers in accordance with this Agreement.

(ii) “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchasers will receive good and marketable title to the Sold Assets, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable Securities Laws and regulations. There are no stockholders’ agreements, voting trusts, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Securities.

(c) Valid Issuance. The Sold Assets are duly authorized, validly issued, fully paid and non-assessable, and were not and will not be issued in violation of any preemptive or similar rights.

(d) No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which any of his assets is bound, or to which the Sold Assets are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Sold Assets.

(e) No Consent. Except as required by applicable Securities Laws, no consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

(f) No Other Interest. Neither the Seller nor any of his Affiliates has any interest, direct or indirect, in any shares of capital stock or other equity or equity-linked securities in the Issuer, other than the Securities. Neither Seller nor any of his Affiliates has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Issuer to issue any shares in its capital or to convert any securities of the Issuer or of any other company into shares in the capital of the Issuer.

(g) Capitalization. To Seller’s Knowledge, the authorized capital of the Issuer (the “Authorized Stock”), as of execution of this Agreement is set forth on Schedule 5(g). To Seller’s Knowledge, except as disclosed on Schedule 5(g), no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Issuer to issue any shares in its capital or to convert any securities of the Issuer or of any other company into shares in the capital of the Issuer.

(h) Filings. To Seller’s Knowledge, the Issuer has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act (the “Reports” or “SEC Reports”). Where a Report has been untimely filed, the Seller has not received any indication that the Securities and Exchange Commission or any other governmental or regulatory authority intends to take the position that the Issuer is in breach of the Exchange Act despite such filing. In the event the Issuer receives any notification from the SEC or any other governmental or regulatory authority on any intention to claim the Issuer is in breach of the Exchange Act for any late filings, the Seller shall forthwith notify the Purchasers of the same.

(i) Reports. To Seller’s Knowledge, the Reports accurately reflect the corporate information of the Issuer. To Seller’s Knowledge, the Reports do not contain any misleading information or fail to include information.

(j) Nasdaq. The Issuer:

(i) Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq’s Nasdaq Capital Market under the symbol “INDP”. Except as disclosed in the SEC Reports, to Seller’s Knowledge, Issuer has complied with the applicable listing and corporate governance requirements of the Nasdaq. Except as disclosed in the SEC Reports, Seller has not received and is not otherwise aware of any notice, queries or comments from the Nasdaq or the SEC regarding the Issuer’s filings, disclosures, operations of Issuer’s business, the revocation of Issuer’s listing or otherwise regarding the delisting of Issuer Common Stock or the deregistration of the Issuer Common Stock under Section 12 of the Exchange Act, and there is no Action pending or, to the Knowledge of Seller, threatened against Issuer by the Nasdaq or the SEC with respect to any intention by such entity to deregister Issuer Common

Stock or terminate the listing of Issuer Common Stock on the Nasdaq. To the Knowledge of Seller, none of the Issuer or its Affiliates has taken any action in an attempt to terminate the registration of Issuer Common Stock under the Exchange Act. To the Knowledge of Seller, this Agreement and the transactions contemplated herein shall not terminate the registration of Issuer Common Stock under the Exchange Act, or terminate the listing of Issuer Common Stock on the Nasdaq, or otherwise cause a Listing Trigger Event; and

(ii) has filed a listing of additional shares form with Nasdaq in connection with the Transaction (such form together with any attachment, amendments, or supplements thereto, (the “LAS Form”)) and to the knowledge of the Seller none of the information supplied by the Seller expressly for inclusion or incorporation by reference in SEC Reports, the LAS Form, the Schedule 14A filed by the Issuer on January 21, 2026 (the “January 2026 Proxy”) or any other documents submitted or to be submitted to the SEC or the Nasdaq (as the case may be) in connection with the Transactions, will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k) Anti-Dilution Rights. To Seller’s Knowledge, other than as disclosed on Schedule 5(k), the Issuer is not a party to or bound by any agreement or understanding granting anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Issuer.

(l) Further Assistance. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

(m) Litigation. To Seller’s Knowledge, there are no Actions pending or threatened in writing by or against the Issuer or affecting the Issuer or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the Knowledge of the Seller after due and careful inquiry, there is no default on the part of the Issuer with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default. In the event the Seller receives any notification and/or letters threatening to commence any Actions or Proceedings, against the Issuer or affecting the Issuer or its properties, the Seller shall no later than two (2) Business Days, notify the Purchasers of the potential Actions pending and/or threatened against the Issuer.

(n) Liabilities. To Seller’s Knowledge, other than as disclosed in the Reports, there are no trade payables, accrued expenses, liabilities, taxes, obligations or commitments as of December 31, 2025 or the Flow of Funds on Exhibit B which the Issuer would be required to accrue or reflect in its financial statements pursuant to GAAP.

(o) Tax Matters. To Seller’s Knowledge, except as disclosed in the Disclosure Schedules:

(i) for the last three years, all Tax Returns required to be filed by Issuer or its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete;

(ii) for the last three years, all Taxes (whether or not shown as due on Tax Returns) required to be paid by Issuer or its Subsidiaries been paid;

(iii) there is no Action with respect to Taxes of Issuer or its Subsidiaries that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) for the last three years, Issuer and each of its Subsidiaries has complied with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v) for the last three years, (A) there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against Issuer or its Subsidiaries that have not been paid or otherwise resolved in full, and (B) neither Issuer nor any of its Subsidiaries has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes that has not expired;

(vi) if Issuer or any of its Subsidiaries is required to be registered for VAT in any jurisdiction, then it so registered in each applicable jurisdiction and Issuer or the applicable Subsidiary has complied with all Laws and Governmental Orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT;

(vii) neither Issuer nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income in that jurisdiction;

(viii) for the last three years, no written claim has been made by a Governmental Authority in a jurisdiction where Issuer or any of its Subsidiaries does not file Tax Returns that Issuer or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved.

(p) Books and Records. To Seller’s Knowledge, the books and records, financial and otherwise, of the Issuer are complete and correct and have been maintained in accordance with good business and accounting practices.

(q) Financial Statements. To Seller’s Knowledge, to the knowledge of the Seller after due and careful inquiry, each of the Issuer’s financial statements included in the Reports has been prepared according to GAAP. Such financial statements fairly present the financial condition and results of operations of the Issuer and its consolidated subsidiaries, if any, as of the times and for the periods referred to therein, and there are no off-balance sheet arrangements to which the Issuer or any of its Subsidiaries is a party.

(r) Undisclosed Liabilities. To Seller’s Knowledge, as of December 31, 2025, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Issuer or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities reflected in the Annual Report on Form 10-K for the year ended December 31, 2025 or the Flow of Funds on Exhibit B. As of the Closing Date, except as set forth in Schedule 5(r), itemized by each liability, including, without limitation: (i) claims by employees, directors, and vendors; and (ii) all litigation, taxes, and governmental matters (the “Liabilities Schedule”) there are no Liabilities of the Issuer or any of its Subsidiaries individually in excess of $50,000 or that in aggregate exceed $100,000. The Liabilities Schedule shall be delivered to the Lead Purchaser no later than three (3) Business Days prior to the Closing Date.

(s) Absence of Material Adverse Effect. To Seller’s Knowledge, since the date of the Issuer’s latest unaudited financial statements filed with the Securities and Exchange Commission pursuant to the Exchange Act on the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, there has been no effect which, individually or in the aggregate with any one or more other effects, would reasonably be expected to result in a Material Adverse Effect on the business, assets, liabilities, results of operations or financial condition of the Group.

(t) Full Disclosure. To the Knowledge of the Seller after due and careful inquiry, no representation or warranty of the Seller to Purchasers in this Agreement omits to state a fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Securities or the Issuer that adversely affects or, as far as can be reasonably foreseen, threatens the Securities or the Issuer that has not been set forth in this Agreement.

(u) Affiliate Status. The Seller is an “affiliate,” of the Issuer, as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.

(v) Employees, Directors and Officers. To the Knowledge of Seller, the Issuer has not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of the Authorized Stock, except as otherwise set forth in the Capitalization Schedule 5(g) and included under the grants to INDP personnel in lieu of cash severance and equity grants to employees lines in Schedule 5(g).

(w) YA II PN SEPA Financing. To Seller’s Knowledge, there are no amounts due by the Issuer pursuant to that certain Standby Equity Purchase Agreement dated as of February 12, 2025 (“YA II PN SEPA”) by and between Issuer and YA II PN LTD., a Cayman Islands exempt limited partnership.

(x) Bankruptcy. To Seller’s Knowledge, there are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Issuer, its Subsidiaries or any Affiliate of Issuer or its Subsidiaries.

(y) Legal Proceedings. To Seller’s Knowledge, there is no Action of any nature pending or, to Issuer’s knowledge, threatened against or by Issuer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(z) Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of Issuer or any of its Affiliates.

(aa) Material Contracts; No Defaults.

(i) For purposes of this Agreement, “Material Issuer Contracts” shall mean all Contracts involving a contract value more than US$50,000, and, without limiting the foregoing, all Contracts described below in this Section 5(aa)(i) that remain in effect as of the date of this Agreement and to which, as of the date of this Agreement, Issuer or any of its Subsidiaries is a party: each Contract that (i) is material and related to the conduct and operations of its business and properties; (ii) involves any of the Related Parties of Issuer or any of its Subsidiaries that is not on arm’s length terms; (iii) obligates Issuer or any of its Subsidiaries to share, license or develop any material product or technology involving a contract value more than US$250,000; (iv) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person; (v) Contracts related to Indebtedness (including all financing agreements and guarantees); (vi) all Contracts with a Related Party; (vii) all Contracts that limit or purport to limit the ability of the Issuer to compete in any line of business or with any Person or in any geographic area or during any period of time, including all Contracts with a non-compete or non-solicit restricting the Issuer; (vii) all Contracts related to settlements and consent decrees; (viii) Contracts related to Intellectual Property (including inbound and outbound licenses); or (ix) would be required to be filed by Issuer pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act. For purposes of this Section 5(aa)(i), “material” shall mean any agreement, contract, Indebtedness, liability, arrangement or other obligation either: (x) having a value, cost or amount in excess of US$50,000 under any single Contract, or an aggregate value, cost or amount in excess of US$200,000 across all related or similar Contracts within any 12-month period or (y) not terminable by Issuer or any of its Subsidiaries upon ninety (90) days or less notice without incurring any penalty or obligation. To the Knowledge of Seller, Issuer has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Issuer is a party or by which any of its respective assets are bound. Section 5(aa)(i) to the Disclosure Schedules lists each of the Material Issuer Contracts.

(ii) To Seller’s Knowledge, each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Each Material Issuer Contract and Contract filed as an exhibit to the SEC Reports (or referenced in an SEC Report) is in full force and effect and represent the legal, valid and binding obligations of Issuer, and, to the Knowledge of Seller, the other parties thereto, and are enforceable by Issuer to the extent a party thereto in accordance with their terms, except, with respect to Contracts filed as an exhibit to the SEC Reports (or referenced in an SEC Report) was subsequently reported as terminated. To the Knowledge of Seller, the counterparties to each Material Issuer Contract are not in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract. To the Knowledge of Seller, Issuer has not received any written claim or notice of breach of or default under any such Material Issuer Contract, and no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by Issuer or any other party thereto (in each case, with or without notice or lapse of time or both). To the Knowledge of Seller, Issuer has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, in each case except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(bb) Compliance with Laws; Permits. To Seller’s Knowledge, each of Issuer and its Subsidiaries:

(i) has been, in compliance with all applicable Laws;

(ii) has not received any written notice from any Governmental Authority of a violation of any applicable Law;

(iii) holds, and has held, all licenses, approvals, Consents, registrations, franchises and permits necessary to operate their respective businesses as such businesses are being operated as of the Agreement Date (the “Issuer Permits”); and

(iv) is has been, in compliance with and not in default under such Issuer Permits.

(cc) OFAC. To the Knowledge of Seller, neither of Issuer nor any of its Subsidiaries, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii). To the Knowledge of Seller, Issuer and its Subsidiaries are and have been in compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

(dd) Related Party Transactions. To Seller’s Knowledge, except for arm’s length transactions entered into in the ordinary course of business and as set forth on Section 5(dd) of the Disclosure Schedules, no Related Party of Issuer is presently a party to any transaction with Issuer (other than for services as Issuer employees or consultants).

(ee) SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(i) To Seller’s Knowledge, Issuer has timely filed or furnished all SEC Reports during the twelve (12) calendar months and any portion of a month immediately preceding the Closing, and reasonably expects that the Issuer will have timely filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it with the SEC pursuant to Securities Laws including, but not limited to, the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Additional SEC Reports”). To the Knowledge of Seller, each of the SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply with the applicable requirements of the Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SEC Reports or the Additional SEC Reports. To the Knowledge of Seller, as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To the Knowledge of Seller, none of the SEC Reports filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. The SEC Reports did not at the time they were filed with the SEC, or if amended, as of the date of such amendment with respect to those disclosures that were amended (except to the extent that information contained in any SEC Report has been superseded by a subsequently filed SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) To Seller’s Knowledge, the SEC Reports contain true and complete copies of the applicable financial statements of Issuer, and they do not contain any statement which are misleading. The audited financial statements (including the notes and schedules thereto) and unaudited interim financial statements included in the SEC Reports complied with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position and results of operations and cash flows of Issuer and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes, as permitted by the applicable rules and regulations of the SEC. To the Seller’s Knowledge, Issuer does not have any off-balance sheet arrangements that are not disclosed in the SEC Reports.

(iii) To Seller’s Knowledge, issuer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to Issuer and all material information required to be disclosed by Issuer in the reports and all documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Issuer’s principal executive officer and principal financial officer. Such disclosure controls and procedures are effective in timely alerting Issuer’s principal executive officer and principal financial officer to material information required to be included in Issuer’s financial statements included in Issuer’s periodic reports required under the Exchange Act.

(iv) To Seller’s Knowledge, Issuer and each of its officers are in compliance with the applicable provisions of the Sarbanes-Oxley Act. In particular, to the Seller’s Knowledge, Issuer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by Issuer or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Issuer.

(v) To Seller’s Knowledge, neither Issuer nor any of its Subsidiaries has any liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) reflected or reserved for in the latest audited or unaudited financial statements or disclosed in any notes thereto, in each case as is published publicly or provided to the Seller prior to the Agreement Date; (ii) that have arisen since December 31, 2024, in the ordinary course of business of Issuer and its Subsidiaries; (iii) incurred or arising under or in connection with the Transactions, including expenses related thereto; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi) To Seller’s Knowledge, except as discussed in the SEC Reports of Issuer, Issuer and its Subsidiaries have established and maintained systems of internal accounting controls. Such systems are designed to provide reasonable assurance that (i) all material transactions are executed in accordance with management’s authorization, (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with the applicable accounting standard and to maintain accountability for Issuer’s and its Subsidiaries’ assets, (iii) access to assets is permitted only in accordance with appropriate authorizations of management; and (iv) unauthorized acquisition, use or disposition of assets of the Group is prevented or timely detected. To the Seller’s Knowledge, except as set forth in Issuer’s SEC Reports, none of Issuer or its Subsidiaries nor an independent auditor of Issuer or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Issuer and its Subsidiaries, (ii) any fraud, whether or not material, that involves Issuer or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by Issuer or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(vii) To Seller’s Knowledge, Issuer is not a “shell company” within the meaning of Rule 12b-2 under the Exchange Act and is not an issuer of the type described in Rule 144(i)(1) under the Securities Act and, based on the representations of the Seller set forth in Article IV, will not become such a “shell company” or issuer as a result of the consummation of the Transactions contemplated by this Agreement.

(ff) Business Activities; Absence of Changes.

(i) To Seller’s Knowledge, since December 31, 2025, except as expressly contemplated by this Agreement, each member of the Group has conducted business in the ordinary course, and without limiting the generality of the foregoing, there has not been (a) any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Issuer Impairment Effect; or (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any member of the Group’s Equity Securities, except for any dividend or distribution by a member of the Group to another member of the Group. Except as set forth in the Issuer Organizational Documents, to the Seller’s Knowledge, there is no agreement, Contract, commitment, or Governmental Order binding upon Issuer or to which Issuer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Issuer or any acquisition of property by Issuer or any of its Subsidiaries or the conduct of business by Issuer or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing.

(ii) To the Seller’s Knowledge, Issuer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Transactions, neither Issuer nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or, except as set forth on Section 5(ff)(ii) of the Disclosure Schedules, could reasonably be interpreted as constituting, a transaction similar in nature to the Transaction.

(iii) Information Supplied. To the Seller’s Knowledge, none of the information supplied by Issuer or any of its Subsidiaries specifically in writing for inclusion in (i) the Current Report on Form 8-K for the Seller’s purchase of the Series AA Preferred Stock and Series AAA Preferred Stock will, as of its filing date, (ii) listing of additional shares form at the date it was first submitted to the Nasdaq, or (iii) the January 2026 Proxy, at the date it was first disseminated to the Issuer Stockholders, at the time of any amendment or supplement thereof, or at the time of the meeting of the Issuer Stockholders, contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Issuer makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Seller or its Affiliates. The information contained in the Transaction Documents, including the recitals and schedules hereto (including the Disclosure Schedules) are true, accurate, and complete.

(gg) Non-Reliance. Seller has conducted its own independent investigation, examination, analysis and evaluation of the Purchasers based solely on the materials, documents and other information made available to Seller or his Representatives. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon the representations and warranties of Purchasers set forth in Section 6, as modified by the Disclosure Schedules, and in the Transaction Documents (and acknowledges that such representations and warranties are the only representations and warranties made by Purchasers) and has not relied upon any other information provided by, for or on behalf of Purchasers, or its Representatives, to Seller in connection with the transactions contemplated hereby.

6. Representations and Warranties of Purchasers. As an inducement to Seller, and each other Purchaser, to enter into this Agreement and to consummate the transactions contemplated herein, Purchasers, severally and not jointly, represent and warrant to Seller and each other Purchaser as follows:

(a) Authority. Each Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. Subject to execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligations of Each Purchaser, enforceable against Each Purchaser in accordance with the terms hereof.

(b) No Consent. No Consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other person is required for the consummation by each Purchaser of any of the transactions on its part contemplated under this Agreement.

(c) No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which each Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to each Purchaser.

(d) Potential Loss of Investment. Each Purchaser understands that an investment in the Sold Assets is a speculative investment that involves a high degree of risk and the potential loss of its entire investment.

(e) Receipt of Information. The Purchasers have received all documents, records, books, and other information pertaining to the investment that the Purchasers requested. Purchasers have reviewed all the publicly available information regarding the Issuer prior to such date, which can be located on sec.gov or otherwise distributed to the public in compliance with Regulation FD and the State of Delaware Secretary of the State website.

(f) No Advertising. At no time was such Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(g) Investment Experience. Each Purchaser (either by itself or with its advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of the business and financial experience of its directors and officers, to protect its own interests in connection with the transactions described in this Agreement, (iii) able to afford the entire loss of its investment in the Securities, and (iv) is a qualified “accredited investor.”

(h) Investment Purposes. Each Purchaser is acquiring the restricted Securities for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other person has a direct or indirect beneficial interest in the amount of restricted Securities such Purchaser is acquiring herein. Further, each Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Securities each Purchaser is acquiring.

(i) Restrictive Legends. The Purchasers acknowledge that the Securities (including any Common Stock of the Issuer into which the Series AA and Series AAA may be converted) were and will be issued pursuant to exemptions from registration under the Securities Act, and are also deemed to be “control securities”, and shall each bear legends stating that transfer of those Securities is restricted, substantially as follows:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(j) Flow of Funds. The Purchasers have reviewed the Flow of Funds. The Purchasers understand that such Flow of Funds shall occur or be processed at or around the Closing.

7. Indemnification.

(i) (a) Indemnification relating to Agreement. Seller and Purchaser shall indemnify and hold harmless the other party and such party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy in or breach of any of the representations or warranties contained in this Agreement or in any certificate or instrument delivered by or on behalf of a party pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a party pursuant to this Agreement; provided, that, to the extent any such breach, non-fulfillment or related Losses are of the type described in Section 3(d), any resulting Losses shall first be satisfied from the amounts held in the Escrow Account in accordance with Section 3, and only to the extent such Losses exceed the amount then remaining in the Escrow Account may Purchasers or the Issuer seek recovery directly from Seller pursuant to this Section 7.

(b) Indemnification relating to Business.

(i) Seller shall indemnify and hold harmless Purchaser and its agents, beneficiaries, affiliates, representatives, and successors and assigns (the “Indemnified Purchaser Parties”) against any Losses arising from third-party claims against Purchaser or the Group relating to the period prior to the Closing: (a) relating to the period prior to the Closing, where there has been a breach of Section 5(r) or where any Liabilities of the Group relating to the period prior to the Closing are borne by the Group; (b) any Indebtedness of the Issuer outstanding as of the Closing to the extent not deducted from the Purchase Price or described in the Flow of Funds on Exhibit B; (c) any claims or Losses arising out of or related to any Material Issuer Contract not disclosed on Section 5(aa)(i) to the Disclosure Schedules; (d) any claims or Losses arising out of or related to any Liabilities not disclosed on either of the Liabilities Schedule; (e) any claims or Losses arising out of or related to a Listing Trigger Event in connection with either: (A) this Agreement or the transactions contemplated herein, or (B)(I) inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement or (II) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller; or (f) any legal proceeding or order arising out of any of the foregoing, then Seller shall be liable for the related Loss with a cap on the liability up to the Purchaser’s Purchase Price.

(ii) Purchasers shall first make commercially reasonable efforts to recover such Losses (directly or on behalf of the Issuer) from any third parties (not to include the Issuer) who might reasonably be liable to Purchaser or the Issuer for such Losses, before seeking recovery from Seller.

(c) Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8. Covenants.

(a) Conduct of Business. During the Interim Period, Seller shall cause Issuer and its Subsidiaries to, except as expressly required by this Agreement or any other Transaction Document, as consented to by the Seller in writing (which consent shall not be unreasonably withheld, delayed, or qualified) or as required by applicable Law, conduct and operate its business in the ordinary course of business. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement or any other Transaction Document or as disclosed in the Disclosure Schedules, as consented to by the Lead Purchaser in writing (which consent shall not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, Seller shall cause Issuer and its Subsidiaries not to:

(i) change or amend the Issuer Organizational Documents;

(ii) (A) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise in respect of any outstanding Equity Securities; (B) issue, sell, grant, or offer to issue, sell, grant any Equity Securities; (C) split, subdivide, combine or reclassify any Equity Securities, or amend any terms of any Equity Securities; or (D) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities;

(iii) (A) fail to maintain its existence or merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof or (C) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, recapitalization, reorganization, public offering or similar transaction (other than the Transactions);

(iv) sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Encumbrance on, or otherwise dispose of, any assets, rights or properties (including Intellectual Property) in each case in an amount exceeding US$100,000, and other than (A) the sale or license of goods and services to customers in the ordinary course of business, (B) the sale or other disposition of inventory, tangible assets or equipment deemed by Issuer in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (C) grants of licenses of Intellectual Property in the ordinary course of business, (D) as already contracted by any member of the Group, (E) disclosure of any Confidential Information of any member of the Group to any Person pursuant to valid and enforceable agreements to protect confidentiality, or (F) transactions within the Group in the ordinary course of business;

(v) authorize or make any commitment with respect to any capital expenditure exceeding US$100,000, other than any capital expenditure (or series of related capital expenditures) in the ordinary course of business or in connection with an acquisition or merger transaction;

(vi) make any loans or any other advances in any other Person (including to any of its officers, directors, agents or contractors), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(vii) make, change or revoke any material Tax election; change or revoke any material accounting method with respect to Taxes resulting in a material amount of additional Tax or filing of any amended Tax Return; settle or compromise any material Tax claim or Tax liability; file any Tax Return in a manner materially inconsistent with past practice; defer any material Taxes as a result of a COVID-19 Measure; or surrender any right to claim a material refund of Taxes, except in the ordinary course of business consistent with its past practice;

(viii) enter into, renew or amend, in any material aspect, the terms of any transaction or Contract with a Related Party of Issuer without the Lead Purchaser’s prior written consent; settle any pending or threatened Action if such settlement would require payment by the Issuer in an amount greater than US$1,000,000;

(ix) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) or modify the terms of any Indebtedness with an amount exceeding US$500,000, other than (x) ordinary course trade payables, (y) between Issuer and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under Issuer’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(x) issue, offer, deliver, grant, sell, transfer, pledge or dispose of, or place any Encumbrance on, or authorize or propose to issue, offer, deliver, grant, sell, transfer, pledge or dispose of, or place any Encumbrance on, any Equity Securities or any options, warrants or other rights to purchase or obtain any Equity Securities, in each case other than the creation of any Encumbrance on Issuer’s Equity Securities by any Third Party that is not a member of the Group;

(xi) change any accounting principles, policies, procedures or methods (including changes affecting the reported consolidated assets, liabilities or results of operations) other than as required by applicable accounting standards or applicable Law;

(xii) other than in the ordinary course of business consistent with past practice, amend, modify, consent to the termination of, or waive any material rights under, any Material Issuer Contract;

(xiii) negotiate, amend, modify, consent to the termination of, or waive any rights under that certain engagement agreement, dated as of March 16, 2025, as amended on April 28, 2025, May 9, 2025, June 17, 2025, July 14, 2025 and December 22, 2025 (collectively, the “Engagement Agreement”), by and between the Issuer and H.C. Wainwright & Co., LLC (“HCW”);

(xiv) engage in the conduct of any new line of business;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or enter into any Contract, to do any action prohibited under this Section 8(a);

(xvi) terminate, amend, waive or assign any material right under any Material Issuer Contract;

(xvii) fail to maintain its books, accounts and records in the ordinary course of business consistent with past practice;

(xviii) fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xix) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Lead Purchaser’s outside auditors;

(xx) waive, release, assign, settle or compromise any Action (including relating to this Agreement, the Transaction Documents or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Issuer or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, or obligations, unless such amount has been reserved in Issuer financial statements;

(xxi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xxii) make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(xxiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xxiv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section during the Interim Period;

(xxv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights unless that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Issuer;

(xxvi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxvii) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, Proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP.

Notwithstanding the foregoing, Seller shall cause Issuer and its Subsidiaries not to enter into transactions within the Group, without the prior written consent of the Lead Purchaser, that include: (a) any transfer of cash, Equity Securities, Intellectual Property, or any material assets of the Issuer, (b) payments, loans, distributions or similar transactions with the Seller, or any Affiliate of Seller, (c) a transaction or contract value in excess of $10,000. During the Interim Period, Issuer shall, and shall cause its Subsidiaries to, comply with, and continue performing under, as applicable, its Organizational Documents, the Agreement, and the Transaction Documents (to the extent in effect during the Interim Period) and all other agreements or Contracts to which it is party.

(b) Post-Signing Access to Information.

(i) The Parties acknowledge that subsequent to Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of Tax or other audits, compliance with Laws and governmental requirements, and the prosecution or defense of third-party claims, settlements, disputes or investigations. Accordingly, The Parties agree that until the seventh (7th) year anniversary of the Closing Date or such longer period required by Law, to the extent permitted by Law, each will make reasonably available to the other’s agents, independent auditors and/or governmental agencies upon written request and at the expense of the requesting Party such documents and information as may be available for periods prior and subsequent to Closing to the extent necessary to facilitate audits, compliance with Laws and governmental requirements and regulations and the prosecution or defense of third-party claims.

(ii) Seller shall cause to be provided any information or documents reasonably requested by Purchasers in connection with Tax or other disputes, settlements, investigations, Actions, or other matters in respect of any period ending at or prior to the Closing. The Party requesting documents or information pursuant to this Section 8(b) shall pay all fees and expenses paid to unaffiliated Third Parties by the Party providing such documents or information in connection with providing such information or document.

(iii) Notwithstanding anything contained herein to the contrary, no Party shall be required to provide any information under this Section 8(b) in connection with any claims or disputes under this Agreement or any other agreement among the Parties or in connection with the Transactions. Any Party may condition providing any information pursuant to this Section 8(b) on the execution of a confidentiality agreement in such form as reasonably acceptable to such Party.

(c) Issuer Public Filings. During the Interim Period, Seller shall cause the Issuer to file with or furnish to the SEC when required by the Securities Laws all reports or information required to be filed with or furnish to the SEC under the Securities Laws and otherwise comply with its reporting obligations in all material aspects under the Securities Laws. As of the Agreement Date and on the Closing Date, Seller represents and warrants to the Purchasers that to the best of Seller’s Knowledge, the Issuer is eligible to use a registration statement on Form S-3.

(d) Issuer Listing. During the Interim Period, Seller shall cause Issuer to ensure that the Issuer Common Stock continues to be listed on the Nasdaq. Further, Seller shall immediately notify the Purchasers of notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Issuer Common Stock or the deregulation of the Issuer Common Stock under Section 12 of the Exchange Act.

(e) Efforts to Consummate. With respect to any requests, inquiries, Actions or other Proceedings by or from Governmental Authorities, each of the Seller and Purchasers shall (i) diligently and expeditiously defend and obtain any necessary clearance, approval, consent under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Seller shall promptly furnish to Issuer, and Purchasers shall promptly furnish to the Seller, copies of any notices or communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions. To the extent not prohibited by Law, the Seller agrees to provide Issuer and its counsel the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(i) During the Interim Period, Seller shall notify the Purchasers in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, Transaction Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Issuer, any Subsidiary of Issuer or any of their respective Representatives (in their capacity as a representative of Issuer or any Subsidiary of Issuer) or, in the case of the Seller, any Subsidiary of the Seller or any of their respective Representatives (in their capacity as a representative of the Seller or any Subsidiary of the Seller). Seller shall (i) keep Purchasers timely informed regarding any Transaction Litigation, (ii) give the Purchasers the opportunity to, at such Purchaser’s own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, in no event shall the Seller (or any of its Representatives), settle or compromise any Transaction Litigation brought without the prior written consent of the Lead Purchaser (not to be unreasonably withheld, conditioned, or delayed).

(ii) Each Party shall otherwise use its reasonable best efforts to cooperate with the other Parties to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws or otherwise to satisfy the conditions to Closing set forth in Section 9 and to consummate and make effective the Transactions.

(f) Confidentiality; Publicity.

(i) Each Party agrees that for a period of three (3) years after the Closing Date (the “Confidentiality Period”), they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Confidential Information of any other Party that is disclosed to such Party or its Representatives, and, without the disclosing Party’s prior written consent, will not use such Confidential Information for any purpose, except in connection with the evaluation, negotiation and consummation of the transactions contemplated by this Agreement or any other Transaction Document, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder (collectively, the “Permitted Purposes”), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any Third Party any Confidential Information, except that each Party may disclose any Confidential Information (i) to its Affiliates, and its and its Affiliates’ respective directors, officers, employees, partners, professional advisors, investors and permitted transferees, in each case on a need-to-know basis only for any of the Permitted Purposes and where such Persons are under appropriate nondisclosure obligations or (ii) to the extent required by applicable Laws. In the event that a Party or any of its Representatives, during the Confidentiality Period, becomes legally required to disclose any Confidential Information of any other Party, such Party shall provide the disclosing Party to the extent legally permitted with prompt written notice of such requirement so that the disclosing Party or a Representative thereof may seek, at the disclosing Party’s cost, a protective order or other remedy, and in any event, it shall furnish only that portion of the Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Notwithstanding the foregoing, each Party and its Representatives shall be permitted to disclose any and all Confidential Information to the extent required by the Securities Laws, the staff of the SEC or the rules of the Nasdaq.

(ii) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of: (A) (in the case where Issuer or any of their respective Affiliates proposes to make such public announcement or communication) the Seller; or (B) (in the case where the Seller or any of its Affiliates proposes to make such public announcement or communication) Issuer, (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case the Seller shall use his reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make disclosure regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Affiliates, Representatives and limited partners or investors in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information strictly confidential; and provided that the foregoing shall not prohibit any Party from communicating with Third Parties to the extent necessary for the purpose of seeking any Third Party consent or with any Governmental Authorities under Section 8(f).

(iii) Promptly after the execution of this Agreement and/or Closing of the Transactions contemplated herein, Issuer and the Seller shall issue a mutually agreed joint press release announcing the execution of this Agreement and/or Closing of the Transactions contemplated herein.

(g) Notification of Certain Matters. Seller shall give the Purchasers a written notice within five (5) Business Days upon becoming aware of any of the following events, if Issuer or any of its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any Third Party (including any Governmental Authority) alleging (i) that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement, or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing not being satisfied or the satisfaction of those conditions being materially delayed; (e) discovers any fact or circumstance that, or becomes aware of the occurrence of non-occurrence of any event which, if existing or known on the Agreement Date, would cause the representations and warranties of Issuer or its Affiliates made pursuant to this Agreement not to be true and correct; or (f) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the Transactions contemplated by this Agreement.

(h) Series AA Demand Registration Rights. Purchasers shall cause the Issuer to include the shares of Common Stock underlying the Series AA Preferred Stock being retained by Seller to be included in a resale registration statement filed by the Issuer within 30 days of the Closing.

(i) Insurance Waiver. Purchasers shall use commercially reasonable efforts to procure the Insurance Waiver.

(j) Further Assurances. During the Confidentiality Period, upon the reasonable request of any Party, the other Parties shall furnish such further information, execute, and deliver such schedules, instruments, documents, or other writings and take such actions as may be reasonably necessary or desirable to confirm and carry out and to fully effectuate the intent and purposes of this Agreement. Additionally, from the Closing Date through and including the date that the Issuer files its Annual Report on Form 10-K for the fiscal period ended December 31, 2025, if any event or circumstance relating to the Seller, Issuer, or their respective officers or directors, should be discovered by Seller, which should be set forth in an amendment or a supplement to the Issuer’s SEC Reports and the LAS Form so that such document would not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties. Thereafter, the Seller shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to such SEC Report, the LAS Form, or such other materials describing or correcting such information such that the SEC Report, the LAS Form, or such other materials (as the case may be) no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, and, to the extent required by Law, disseminate such amendment or supplement; provided, that no information received by Issuer or the Seller, as applicable, pursuant to this Section shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

9. Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Lead Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Section 5 of this Agreement and in the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects shall be true and correct on and as of the Agreement Date and the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Performance. Seller shall have performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller and Issuer is required prior to or at Closing.

(c) No Legal Proceedings. No Action by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d) Due Diligence. Satisfaction of legal and financial due diligence by the Purchasers.

(e) No Issuer Impairment Effect. Since the date of this Agreement, no Issuer Impairment Effect shall have occurred.

(f) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

(g) Termination Agreements. Seller shall have delivered, or cause delivery, to the Purchasers of a notice of termination, in form and substance reasonably acceptable to the Purchasers, of the YA II PN SEPA.

(h) Good Standing Certificates. Seller shall have delivered to the Purchasers good standing certificates (or similar documents applicable for such jurisdictions) of Issuer and each of its Subsidiaries as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of Issuer and each of its Subsidiaries’ respective jurisdiction of organization and from each other jurisdiction in which Issuer and each of its Subsidiaries is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(i) Policy Changes. No Governmental Authority of competent jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions, or (B) issued or granted any order that has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions.

(j) Closing Deliverables. The Transaction Documents any other agreements, instruments, and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Lead Purchaser.

(k) SEC Compliance. Issuer shall have complied in all materials respects with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC. Without limiting the foregoing, Issuer shall have timely filed all reports, schedules, forms, and statements required to be filed with the SEC, and no stop order, suspension of trading or other proceeding by the SEC for the purpose of prohibiting or suspending the effectiveness of any required filing or the trading of Issuer’s securities shall be in effect or, to Issuer’s knowledge, threatened as of the Closing Date.

(l) Nasdaq Approval and Compliance. All of the Issuer Common Stock underlying the Securities transferred to the Purchasers shall be approved for listing on the Nasdaq Capital Market, subject only to official notice of issuance, and such shares shall not have been suspended, delisted, or made the subject of a delisting determination or proceeding by Nasdaq that has not been resolved prior to the Closing. Further, Issuer shall be in compliance with the applicable listing standards and corporate governance requirements of the Nasdaq Capital Market, including those relating to minimum bid price, market value of publicly held shares, stockholders’ equity, board composition, audit committee requirements, and shareholder approval rules, and shall not have received written notice from Nasdaq asserting material noncompliance that remains uncured as of the Closing Date. There shall be no pending or, to the knowledge of Issuer, threatened action or proceeding by Nasdaq to suspend, delist, or otherwise materially limit the trading of such Issuer’s securities on the Nasdaq Capital Market.

(m) RESERVED.

(n) No other Rights. Issuer shall have no pending rights of first refusal, participation, preemptive or other restrictions on the offering and issuance of its securities.

(o) Excess Director Payments. All accrued and unpaid director fees shall be paid in full, with evidence of same delivered to the Lead Purchaser upon the filing of the Annual Report on Form 10-K for the year ended December 31, 2025.

10. Termination. This Agreement may be terminated (a) by the mutual written consent of Seller and Lead Purchaser; or (b) by the Lead Purchaser at any time after: (i) the delivery of a Liabilities Schedule pursuant to Section 5(r) that is materially different than the Liabilities Schedule previously prior to the Closing Date; (ii) if Seller shall have materially breached any representation or warranty or breached any agreement or covenant contained herein on or prior to the Closing Date, and in either case, such breach is not cured within ten (10) days following receipt by the Seller of a notice describing in reasonable detail the nature of such breach; or (iii) (A) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable (the “Termination Date”), unless extended by the mutual written agreement of Seller and Lead Purchaser, this Agreement shall automatically terminate without further action by any Party. Upon any such termination, the Escrow Agent shall promptly, and in any event within two (2) Business Days of such termination, return all funds then held in the Escrow Account to Purchasers by wire transfer of immediately available funds to an account or accounts designated by Lead Purchaser. In the event of the termination of this Agreement in accordance with this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in Section 7, Section 10, and Section 11 hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. Promptly upon termination, all portions of the Purchase Price shall be returned to the Purchasers. The parties hereto agree that should Sellers not make full payment of any such obligations within 10 Business Days, any amount payable shall accrue interest from and including the date of termination to and including the date such payment has been made at a rate per annum equal to eight percent (8%).

11. Miscellaneous.

(a) Further Assurances. From time to time, whether at or following the Closing, each party shall take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

(b) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if sent through an express delivery service, the day shown by such delivery service that the notice was delivered or, in the absence of such notice, four days after being so sent to the respective addresses of the parties as indicated on the signature page hereto, and (c) if by email, on the day the email is sent (provided the sender receives no automatically generated notice of non-delivery). Any party may change the address or email address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(c) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(d) Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties agrees to submit to the jurisdiction of the federal courts located in the Borough of Manhattan in New York City in any Actions or Proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 11(b) above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

(e) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

(f) Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

(g) Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

(h) Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

(i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k) Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

(l) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the parties.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLER:

David Elliot Lazar

Address for notices:
44, Tower 100 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama. 07196

LEAD PURCHASER:

/s/ Yun Yao
Yun Yao, an individual

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Purchasers:

Name of Purchaser

Signature of Purchaser or Authorized Signatory

Name and Title of Authorized Signatory

Address for notices

Taxpayer Identification or Social Security Number of Purchaser

Country of Formation/Incorporation or Citizenship of Purchaser (natural persons only)

APPENDIX I

DEFINED TERMS

“Action” means any Proceeding, action, suit, audit, examination, arbitration or legal, judicial, or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with any such Person. The term “control” (including the terms “controlled by” and “under common control with”) means direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise) of such Person; provided, that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent (5%) or more of the securities having ordinary voting power for the election of directors of a corporation.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Agreement Date” shall have the meaning set forth in the introductory paragraph herein.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Confidential Information” means, with respect to a Party, all confidential or proprietary documents and information concerning such Party or any of its Affiliates and its and their respective Representatives, disclosed by or on behalf of such Party (or any of its Representatives) to another Party (or any of its Representatives) in connection with this Agreement or any other Transaction Document or the Transactions contemplated hereby or thereby; provided, however, that Confidential Information shall not include any information which, (i) is or becomes generally available publicly not due to any disclosure in breach of this Agreement or (ii) at the time of the disclosure by such Party or its Representatives, was previously known by such receiving Party or its Representatives without violation of Law or any confidentiality obligation by such receiving Party or its Representatives.

“Consent” shall mean any approval, consent, ratification, waiver or other authorization.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, or other legally binding commitments or obligations.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any mandatory quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, or guidelines by any Governmental Authority in relation to COVID-19.

“Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, registered capital, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, pandemics, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“Fully Diluted” means, with respect to the Issuer’s capital stock as of any specified date, the total number of shares of Issuer Common Stock issued and outstanding assuming the issuance of all shares of Issuer’s Common Stock that are issuable upon the exercise, conversion, or exchange of all outstanding Common Stock, options, warrants, restricted stock units, stock appreciation rights, convertible securities, exchangeable securities, or other rights or obligations to acquire shares of Issuer’s Common Stock, whether or not vested or exercisable as of such date, and including any shares of Issuer Common Stock reserved for issuance pursuant to equity incentive, employee stock purchase, or similar plans. For the avoidance of doubt, “Fully Diluted” shall be calculated in accordance with Issuer’s most recent report filed with the Securities and Exchange Commission and consistent with past practice.

“GAAP” means the accounting principles generally accepted in the United States of America consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance, or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.

“Holdback Amount” means an amount equal to five percent (5%) of the Purchase Price, as further described in Section 3(c).

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, and any amount required to redeem any redeemable securities, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the unpaid Taxes for all taxable periods (or portions thereof) ending on or prior to the Closing Date, to the extent due and payable, calculated on a jurisdiction-by-jurisdiction basis in amounts not less than zero, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “seller notes”, (h) unpaid management fees, (i) unpaid bonus, severance and deferred compensation obligations (whether or not accrued), together with the employer portion of any payroll Taxes due on the foregoing amounts (including, for the avoidance of doubt, any such Taxes which may be deferred pursuant to a COVID-19 Measure), (j) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (i), and (k) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; (vi) software; and (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

“Issuer Impairment Effect” means an event, circumstance, fact, change or development that has a Material Adverse Effect on the ability of Issuer to consummate the Transactions or perform its obligations under any of the Transaction Documents, which shall include the failure by Issuer to maintain the continuous listing of Issuer Common Stock on the Nasdaq.

“Issuer Stockholders” means any holder of Issuer Common Stock.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, judgment, decree or other official act of or by any Governmental Authority and any other legally enforceable requirement and rule of common law.

“Listing Trigger Event” occurs when, after the original issuance of Series AA Preferred Stock or Series AAA Preferred Stock and the listing of the Common Stock underlying such Series AA Preferred Stock or Series AAA Preferred Stock on the Nasdaq, any of the following occur: (i) such shares are no longer listed on the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq or another trading market, (ii) the Issuer is not subject to the reporting requirements of the Exchange Act, (iii) a deficiency notice from Nasdaq or the SEC, trading halt/suspension, delisting determination, initiation of delisting proceedings, or similar adverse Nasdaq or SEC action is received or initiated.

“Material Adverse Effect” means, with respect to a Party, an effect, development, circumstance, fact, change or event that (x) has a material adverse effect on such Party and its Subsidiaries, or the assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries in each case, taken as a whole or (y) prevents or materially impairs or delays, the ability of such Party and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which such Party and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures), (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Party and its Subsidiaries; (f) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other Force Majeure event; (g) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (h) any failure of the Party and its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that any effect referred to in clauses (a), (b), (c), (d), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on such Party and its Subsidiaries or the results of operations or financial condition of such Party and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which such Party and its Subsidiaries operate.

“Nasdaq” means Nasdaq Stock Market, LLC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, stockholders’ agreement, and other similar organizational documents of such Person.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit, or arbitration (in each case, whether civil, criminal, or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority or arbitrator.

“Purchase Price” means Eleven Million Two Hundred Thousand US Dollars (USD $11,200,000).

“Purchaser Breach” means a material breach by a Purchaser that is the primary cause of the transactions contemplated herein failing to close, as determined by (i) a final, un-appealable judgment or Governmental Order, or (ii) written agreement of the Parties.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-289984) of Issuer filed on September 2, 2025, as amended from time to time.

“Related Party” means, with respect to a Party, (a) any member, stockholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of such Party or any of its Subsidiaries, (b) any director or officer of such Party or any of its Subsidiaries, in each case of clauses (a) and (b), excluding such Party or any of its Subsidiaries.

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, officers, employees, financial advisors, consultants, representatives and agents of such Person and its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” mean all statements, prospectuses, registration statements, forms, reports, and other documents required to be filed or furnished by Issuer prior to the date of this Agreement with the SEC pursuant to the applicable requirements of the Securities Laws.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any U.S. Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act, the Exchange Act, and the other U.S. federal Securities Laws, and the rules and regulations thereunder).

“Seller” shall have the meaning set forth in the introductory paragraph herein.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Tax” or “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or any officer or director of any Party or Affiliate of any Party.

“Transaction Documents” means the (i) Agreement, (ii) Escrow Agreement, and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.